Ex-99.1 a)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of EMC Mortgage Corporation

We have audited the accompanying consolidated statements of financial condition of EMC Mortgage Corporation and subsidiaries (the "Company") (a wholly-owned subsidiary of The Bear Stearns Companies Inc.) as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of EMC Mortgage Corporation and subsidiaries at June 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



August 13, 1999